FOR IMMEDIATE RELEASE

Richardson Electronics, Ltd. Announces Issuance of 7 3/4% Convertible Senior Subordinated Notes due 2011 in Exchange for $22.2 Million of its 7 1/4% Convertible Subordinated Debentures due December 15, 2006 and $22.5 Million of its 8 1/4% Convertible Senior Subordinated Debentures due June 15, 2006

LaFox, Illinois, February 15, 2005 - Richardson Electronics, Ltd. (Nasdaq: RELL) announced today that a small number of holders of its existing 71/4% Convertible Subordinated Debentures due December 15, 2006 and 81/4% Convertible Senior Subordinated Debentures due June 15, 2006 have exchanged approximately $44.7 million in aggregate principal amount of such existing debentures for approximately $44.7 million in aggregate principal amount of newly-issued 73/4% Convertible Senior Subordinated Notes due 2011. The newly-issued senior subordinated notes were issued through a private offering to qualified institutional buyers.

The newly-issued senior subordinated notes will be convertible at the holder's option into shares of common stock of Richardson at a price equal to $18.00 per share, subject to adjustment in certain circumstances, which represents a 69% premium over the average closing prices for the last 20 trading days of Richardson common stock, or $10.68. On or after December 19, 2006, Richardson may elect to automatically convert the notes into shares of common stock if the trading price exceeds certain levels. The newly-issued senior subordinated notes will bear an interest rate of 73/4% per annum, mature on December 15, 2011 and will be redeemable by Richardson on or after December 19, 2006, except that from December 19, 2006 until December 19, 2007, the notes will be redeemable only if the trading price of Richardson's common stock exceeds certain levels.

With the completion of the transaction, Richardson will have outstanding $4.8 million in aggregate principal amount of 71/4% Convertible Subordinated Debentures due December 15, 2006, $17.5 million in aggregate principal amount of 81/4% Convertible Senior Subordinated Debentures due June 15, 2006 and $44.7 million in aggregate principal amount of 73/4% Convertible Senior Subordinated Notes due 2011. The $4.8 million of 71/4% Convertible Subordinated Debentures due December 15, 2006, $17.5 million of 81/4% Convertible Senior Subordinated Debentures due June 15, 2006 and $44.7 million of 73/4% Convertible Senior Subordinated Notes due 2011 will trade as separate series.

Richardson has agreed to file a registration statement for the resale of the new notes and the shares of common stock issuable upon conversion of the new notes within 90 days after the closing of the offering.

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities.

The new notes and the common stock issuable upon conversion of the new notes have not been registered under the Securities Act of 1933 or any state securities laws, and were offered only to qualified institutional buyers in transactions not subject to the registration requirements of the Securities Act.

For further information regarding this transaction, you may call Dario Sacomani, Senior Vice President and Chief Financial Officer, at (630) 208-2210.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.